Exhibit 1

Lock-Up Agreement

July 26, 2018

Quantum Computing Inc.
215 Depot Court SE

Leesburg, VA 20175

Ladies and Gentlemen:

This letter is being delivered in connection with the entry into that certain Consulting Services Agreement dated March 1, 2018, (the “Employment Agreement”) by and between Christopher Roberts (the “Employee”), as employee, and Quantum Computing Inc., a Delaware corporation, as employer (the “Company”) and that certain Restricted Stock Agreement, dated as of the date hereof (the “Restricted Stock Agreement”, and, together with the Employment Agreement, the “Agreements”), by and between the undersigned Employee, as employee, and the Company, whereby the Agreements provide for, among other things, the issuance of 300,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to the Employee.

The undersigned will not, during the period commencing on the date hereof and ending February 29, 2021 (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or capital stock of the Company (collectively, “Capital Stock”) or any securities convertible into or exercisable or exchangeable for Capital Stock, now owned by the undersigned or with respect to which the undersigned has the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Lock-Up Securities or any securities convertible into or exercisable or exchangeable for any Capital Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Securities without the prior written consent of the Company in connection with (a) transfers of Lock-Up Securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (b) by operation of law, such a pursuant to a qualified domestic order or in connection with a divorce settlement; or (c) if the undersigned, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in, the undersigned, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (a), (b) or (c), (i) any such transfer shall not involve a disposition for value, and (ii) each transferee shall sign and deliver to the Company a lock-up agreement substantially in the form of this lock-up agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with this lock-up agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement and that this Lock-Up Agreement has been duly authorized (if the undersigned is not a natural person) and constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof.

The undersigned understands that the Company is relying upon this lock-up agreement in connection with its entry into the Restricted Stock Agreement. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. Delivery of a signed copy of this Lock-Up Agreement by facsimile or e-mail/.pdf transmission shall be effective as the delivery of the original hereof.

Very truly yours,

Christopher Roberts
(Name - Please Print)

(Signature)

(Name of Signatory, in the case of entities - Please Print)

(Title of Signatory, in the case of entities - Please Print)

Address: